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                                                                   EXHIBIT 10.20

                  SUMMARY OF KEY TERMS OF DIRECTOR COMPENSATION

      Directors who are also employees of Corillian receive no additional compensation for their services as directors. Directors who are not employees of Corillian generally receive cash compensation and equity compensation as described below.

      The following table sets forth current rates of cash compensation for non-employee directors. The annual retainer rate for Directors was adjusted effective May 9, 2005 and the additional annual retainer rate for the Chairman of the Board was adjusted effective July 26, 2005. Prior to May 9, 2005, Directors were not paid an annual retainer.

Annual Retainer                                 $  15,000

Additional Annual Retainer for Chairman         $  15,000

Board Meeting Attendance Fees                   $  1,000 per meeting

Committee Meeting Attendance Fees               $  500 per meeting

Corillian generally grants stock options to each non-employee director upon the director's initial election to the Board and grants additional stock options to non-employee directors from time to time. In addition, Corillian generally grants options to the Chairman of the Board for twice the number of shares granted to the other non-employee directors. These stock options are approved by the Board and have a term of ten years.

Corillian also reimburses each non-employee director for out-of-pocket expenses incurred in connection with the director's service as a director.